Exhibit 10.4

RESTRICTED STOCK UNIT GRANT AGREEMENT

(FOR SETTLEMENT IN SHARES ONLY)

To:	Firstname Lastname

Date:	April XX, 2020

I am pleased to confirm that you have been granted Restricted Stock Units (the “RSUs”) of Canopy Growth Corporation (“Canopy Growth”) under Canopy Growth’s Amended and Restated Omnibus Incentive Plan (the “Plan”).  This letter shall constitute an Award Agreement under the Plan and sets forth the terms and conditions of the RSUs, which are as follows:

Number of RSUs awarded (each allowing you to receive one Share or the value of one Share without any payment )	Vesting Date*
xxxxx	November 1, 2020
xxxxx	February 1, 2021
xxxxx	May 1, 2021
xxxxx	August 1, 2021

The terms of this RSU grant are confidential and we expect that you will maintain the confidentiality of the grant and not disclose details to other members of the Canopy Growth team or anyone outside Canopy Growth.

This Award Agreement and your acceptance thereof is pursuant to the Plan. You acknowledge having received a copy of the Plan.  All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Plan.  Other than as set out in the paragraph below, in the event of any inconsistency between the terms of this Award Agreement and the Plan, it is hereby acknowledged that the terms of the Plan shall govern.

Section 13 of the Plan (Change in Control Provisions) shall not apply to any Awards (including the  RSUs) granted hereunder unless otherwise determined by the Committee or the Board; provided, however, that the direct or indirect acquisition by the CBG Group (as defined below) of more than 50% of the combined voting power of Canopy Growth’s then outstanding securities as a result of the CBG Group’s beneficial ownership of common shares of Canopy Growth held as of the close of the private placement transaction

*  Notwithstanding the vesting dates outlined in the table above, these vesting dates may be automatically adjusted if they would otherwise: (i) be a date that is not a business day; (ii) be a date that is within a Blackout Period or (iii) be a date that is prior to Canopy Growth being in receipt of your executed copy of this letter, which confirms your agreement to comply with the terms and conditions of the Plan.  In case of any of the foregoing, the vesting date of the applicable RSUs is deemed to be adjusted to the business day immediately following the date of the event set out in (i), (ii) or (iii), described above, as the case may be.

with CBG Holdings LLC (“CBG”) completed on November 1, 2018 (the CBG Closing”), combined with common shares of Canopy Growth acquired by the CBG Group pursuant to the exercise of any or all of its warrants to purchase common shares of Canopy Growth that were held as of the CBG Closing shall not, in any event or circumstance, constitute a “Change in Control” within the meaning of the Plan.  For purposes of this paragraph, “CBG Group” means Greenstar Canada Investment Limited, CBG, and Constellations Brands, Inc. and its respective direct and indirect subsidiaries.

As a condition to the grant of your RSUs, you are required to indicate your agreement to comply with the terms and conditions of the Plan and this Award Agreement by signing the acknowledgement at the foot of this letter.

Dated this       day of      , 2020.

CANOPY GROWTH CORPORATION

Phil Shaer Chief Legal Officer

I understand and agree that my RSUs are subject in all respects to the terms and conditions of the Plan, as the same may be amended from time to time and this Award Agreement.  I have read, understood and agree to comply with the terms of this Notice and the Plan.

Signature	Address